Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-8 of Abercrombie & Fitch Co. of our report dated March 29, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of Abercrombie & Fitch Co., which is incorporated by reference in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
August 8, 2011